Exhibit 99(a)


PRO TECH
COMMUNICATION, INC.                            NEWS
                   -------------------------------------------------------------

Media Contact:                      Investor Contact:
-------------                       ----------------
Joanna Lipper                       Richard Carpenter
Pro Tech Communications, Inc.       American Financial Communications
(203) 226-4447 ext. 3506            (510) 597-4200 jlipper@nctgroupinc.com
afc@sbcglobal.net

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

             PRO TECH COMMUNICATIONS REPORTS SECOND QUARTER RESULTS
             ------------------------------------------------------

FORT  PIERCE,  Fla.,  August 16, 2004 - Pro Tech  Communications,  Inc.  (OTCBB:
PCTU), a provider of lightweight headset products, communications products and services to call centers, reported total revenue for the three months ended June 30, 2004 was $269,797 compared to $258,142 in the same period in 2003. Net loss for the three months ended June 30, 2004 was $304,650 compared to $234,402 for the same period a year ago. This increase in net loss was due mainly to an increase in consulting expenses and engineering service expenses in connection with new product development activities.

     "For the past several months, we have focused our efforts on strengthening our current telephony product line as well as on aggressively developing new products for new markets," said Richard Hennessey, President. "Within the next 60 days, we intend to re-launch key telephony products that have been revamped to be more competitive. These include the Gemini Multimedia amplifier and the Apollo headset. We believe these products deliver significant price/performance advantages versus the competition, making Pro Tech the clear choice for performance and value. We plan to support these products with a marketing program that effectively and aggressively communicates our competitive advantages."

     Mr. Hennessey continued, "Later this month, we expect to launch the NoiseBuster(R) active noise canceling audio headphone. The NoiseBuster brand is back and better than ever - more noise cancellation, better audio quality and a superb headphone design. We are also working on integrating active noise reduction technology into a line of industrial hearing defenders and communications headsets. We plan to roll out the ProActive(R) brand of products to the safety and two-way radio communications markets within four to six months."

About Pro Tech Communications, Inc.

Pro Tech Communications, Inc. develops and distributes superior lightweight communications headset products and systems. The company's most recognized brands include the Apollo and Eclipse lines of high

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PRO TECH REPORTS SECOND QUARTER 2004 RESULTS - p.2



performance, high durability headsets for office and call center environments; the ProCom line of highly durable headsets for drive-through restaurant personnel; and the Trinity line of closed-back headsets uniquely designed for environments where ambient noise interferes with communications. Under an exclusive licensing arrangement with a world leader in the field, the company has access to a significant portfolio of patented technologies relating to active (electronic) noise reduction and improved speech intelligibility. Additionally, Pro Tech has exclusive rights to market such world renowned brands as: NoiseBuster(R) active noise reduction consumer audio and in-flight entertainment headphones; ProActive(R) active noise reduction safety earmuffs and two-radio communications headsets; and ClearSpeech(R) noise and echo cancellation algorithms integrated into headset-based solutions. Utilizing these proven technologies, Pro Tech plans to introduce a variety of innovative, leading-edge headset products that further enhance personal communications. For more information, visit www.protechcommunications.com.

                                      # # #

                                 For The Three Months       For The Six Months
                                    Ended June 30,             Ended June 30,
                               -----------------------   -----------------------
                                  2003        2004          2003         2004
                                  ----        ----          ----         ----
Total revenue                  $ 258,142   $ 269,797     $ 611,679    $ 536,814
Net loss                       $(234,402)  $(304,650)    $(486,892)   $(552,295)
Net loss per share             $(0.01)     $(0.00)       $(0.02)      $(0.01)
Weighted average number of     33,200,311  69,286,978    33,200,311   51,343,332
  common shares outstanding

Cautionary Statement Regarding Forward-Looking Statements
Statements in this press release that are not historical are forward-looking. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially, including but limited to: Pro Tech's ability to generate sufficient funds to execute its business plan; its ability to obtain additional financing if and when necessary, general economic and business conditions; the level of demand for Pro Tech's products and services; the level and intensity of competition in its industry; difficulties or delays in manufacturing; Pro Tech's ability to develop new products and the market's acceptance of those products; and its ability to manage its operating costs effectively. These forward-looking statements speak only as of the date of this press release. Pro Tech undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors affecting Pro Tech's business and prospects are discussed in greater detail in Pro Tech's filings with the Securities and Exchange Commission, which are available online in the EDGAR database at http://www.sec.gov.